Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Current Report on Form 8-K/A (Amendment No. 1) of Pinnacle Foods Finance LLC dated March 3, 2010 of our report dated October 2, 2009 related to the consolidated financial statements and financial statement schedule of Birds Eye Foods, Inc. (a wholly-owned subsidiary of Birds Eye Holdings LLC) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”).

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

March 3, 2010